Exhibit 4.11

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Oaktree Capital Group, LLC (“our,” “we,” “us” or “Oaktree”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our 6.625% Series A Preferred Units (“Series A Preferred Units”) and (2) our 6.550% Series B Preferred Units (“Series B Preferred Units”).
Description of the Series A Preferred Units
The following description of our Series A Preferred Units is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Fifth Amended and Restated Operating Agreement (as it may be further amended or restated, our “Operation Agreement”), the Unit Designation of the Series A Preferred Units (“Series A Unit Designation”) and the form of Series A Preferred Units Certificate, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.11 is a part. We encourage you to read our Operating Agreement, the Unit Designation of the Series A Preferred Units and the form of Series A Preferred Units Certificate, for additional information. The Series A Preferred Units are traded on The New York Stock Exchange under the trading symbol, “OAK-A”.
General
On May 17, 2018, Oaktree issued 7,200,000 units of its Series A Preferred Units pursuant to a previously announced underwritten public offering. As of December 31, 2019, no such additional Series A Preferred Units have been authorized or issued.
Voting Rights
Except as indicated below, holders of the Series A Preferred Units will have no voting or approval rights.
If and whenever six quarterly distributions (whether or not consecutive) payable on the Series A Preferred Units have not been declared and paid (a “Series A Nonpayment”), the number of directors then constituting our board of directors will be increased by two and the holders of the Series A Preferred Units, voting together as a single class with the holders of any other series of parity units then outstanding upon which like voting rights have been conferred and are exercisable (any such other series, which for the avoidance of doubt includes the Series B Preferred Units, the “voting preferred units”), will have the right to elect these two additional directors at a meeting of the holders of the Series A Preferred Units and such other voting preferred units. When quarterly distributions have been declared and paid on the Series A Preferred Units and any other applicable voting preferred units for four consecutive quarters following any Series A Nonpayment, the right of the holders of the Series A Preferred Units and any other voting preferred units to elect these two additional directors will cease, the terms of office of these two directors will forthwith terminate and the number of directors constituting our board of directors will be reduced accordingly and, for purposes of determining whether a Series A Nonpayment has occurred, the number of quarterly distributions payable on the Series A Preferred Units that have not been declared and paid shall reset to zero. However, the right of the holders of the Series A Preferred Units and any other voting preferred units to elect two additional directors will again vest if and whenever a Series A Nonpayment occurs.
The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Units and all other series of voting preferred units, acting as a single class regardless of series, either at a meeting of unitholders or by written consent, is required in order:
    (i)    to amend, alter or repeal any provisions of our Operating Agreement relating to the Series A Preferred Units or other series of voting preferred units, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series A Preferred Units or other series of voting preferred units, unless in connection with any such amendment, alteration or repeal, each Series A Preferred Unit and any other voting preferred unit remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred units of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption thereof substantially similar to those of the Series A Preferred Units or any other series of voting preferred units, as the case may be, or
    (ii)    to authorize, create or increase the authorized amount of, any class or series of preferred units having rights senior to the Series A Preferred Units with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up, provided that in the case of clause (i) above, if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the classes or series of voting preferred units (including the Series A Preferred Units for this purpose), only the consent of the holders of at least two-thirds (66-2/3%) of the outstanding units of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds (66-2/3%) of the voting preferred units (including the Series A Preferred Units for this purpose) as a class.
The foregoing voting provisions will not apply with respect to the Series A Preferred Units if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, the Series A Preferred Units shall have been redeemed or proper notice of redemption of the Series A Preferred Units has been given and funds sufficient to pay the redemption price for all of the Series A Preferred Units have been set aside for payment pursuant to the terms of our Operating Agreement.
In addition, if at any time any person or group (other than Oaktree Capital Group Holdings, L.P. (“OCGH”) or its affiliates, or a direct or subsequently approved transferee of OCGH or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of the Series A Preferred Units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when calculating required votes or for other similar purposes.
Liquidation Rights
If Oaktree liquidates, dissolves or winds up, then holders of the Series A Preferred Units outstanding at such time will be entitled to receive a payment out of Oaktree’s assets available for distribution to such holders equal to the sum of the $25.00 liquidation preference per Series A Preferred Unit and declared and unpaid distributions, if any, to, but excluding, the date Oaktree liquidates, dissolves or winds up (the “Series A Preferred Unit Liquidation Value”), to the extent that Oaktree has sufficient gross income (excluding any gross income attributable to the sale or exchange of capital assets) in the year of its liquidation, dissolution or winding up and in the prior years in which the Series A Preferred Units have been outstanding to ensure that each holder of Series A Preferred Units will have a capital account balance equal to the Series A Preferred Unit Liquidation Value.

The Series A Preferred Units rank equally with each other series of parity units, including Oaktree’s Series B Preferred Units.

Distribution Rights
When, as and if declared by the board of directors of Oaktree, distributions on the Series A Preferred Units will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2018, at a rate per annum equal to 6.625%. If any of those dates is not a business day, then distributions will be payable on the next succeeding business day. Distributions on the Series A Preferred Units are non-cumulative.
Subject to certain exceptions, unless distributions have been declared and paid or declared and set apart for payment on the Series A Preferred Units for a quarterly distribution period, during the remainder of that distribution period, Oaktree may not declare or pay or set apart payment for distributions on any Junior Units (as defined in the Series A Unit Designation) and Oaktree may not repurchase any Junior Units.
Optional Redemption
The Series A Preferred Units may be redeemed at Oaktree’s option, in whole or in part, at any time on or after June 15, 2023 at a price of $25.00 per Series A Preferred Unit, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions. Holders of Series A Preferred Units will have no right to require the redemption of the Series A Preferred Units.
If a Change of Control Event (as defined in the Series A Unit Designation) occurs prior to June 15, 2023, the Series A Preferred Units may be redeemed at Oaktree’s option, in whole but not in part, upon at least 30 days’ notice, within 60 days of the occurrence of such Change of Control

Event at a price of $25.25 per Series A Preferred Unit, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions. If (i) a Change of Control Event occurs (whether before, on or after June 15, 2023) and (ii) Oaktree does not give notice prior to the 31st day following the Change of Control Event to redeem all the outstanding Series A Preferred Units, the distribution rate per annum on the Series A Preferred Units will increase by 5.00%, beginning on the 31st day following such Change of Control Event.
Redemption Upon Tax or Rating Agency Event
If a Series A Tax Event or a Rating Agency Event (each as defined in the Series A Unit Designation) occurs prior to June 15, 2023, the Series A Preferred Units may be redeemed at Oaktree’s option, in whole but not in part, upon at least 30 days’ notice, within 60 days of the occurrence of such Series A Tax Event or a Rating Agency Event, as applicable, at a price of $25.50 per Series A Preferred Unit, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions.
Limited Call Right
If at any time less than 10% of the then issued and outstanding units of any class or series (including the Series A Preferred Units), are held by unitholders other than our senior executives, their successors or entities directly or indirectly controlled by them, including OCGH, Oaktree will have the right, which we may assign in whole or in part to any of our affiliates, to acquire all, but not less than all, of the remaining units of the class or series held by such unitholders as of a record date to be selected by us, on at least ten but not more than 60 days’ notice. The purchase price in the event of this purchase will be the greater of:

•
the average daily closing price on the primary securities exchange on which units of such class or series are traded for the 20 business days preceding the date that is three days before the date the notice is mailed; and

•
the highest cash price paid by us or any of our affiliates for any unit of the class or series purchased within the 90 days preceding the date on which we first mail notice of our election to purchase those units.

As a result of our right to purchase outstanding units, a unitholder may have his or her units purchased at an undesirable time or price.
Transfer Restrictions
Transfers of our Series A Preferred Units may only occur in accordance with the procedures set forth in our Operating Agreement. Our Series A Preferred Units may not be transferred in any transaction that would:

•	violate then-applicable U.S. federal or state securities laws or regulations or any governmental authority with jurisdiction over the transfer;

•	terminate our existence or qualification under the laws of any jurisdiction;

•
cause us to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent that we are not already so treated or taxed); or

•	require us to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended.
To the fullest extent permitted by law, a purported transfer of Series A Preferred Units in violation of the restrictions set forth in our Operating Agreement will be null and void, and we will not be required to and will not recognize the transfer. In the event of a purported transfer prohibited by our Operating Agreement, we may, in our discretion, require that the purported transferor take steps to unwind, cancel or reverse the purported transaction. The purported transferee will have no rights or economic interest in the Series A Preferred Units. In addition, we may, in our discretion, redeem the Series A Preferred Units or cause the transfer of the Series A Preferred Units to a third party and distribute the proceeds of the sale (net of any expenses) to the purported transferor.
Non-Citizen Assignee; Redemption
If Oaktree or its affiliates are or become subject to federal, state or local laws or regulations that in its determination create a substantial risk of cancellation or forfeiture of any property in which Oaktree or its affiliate has an interest because of the nationality, citizenship or other related status of any holder of Series A Preferred Units, we may redeem the Series A Preferred Units held by that holder at their current market price. To avoid any cancellation or forfeiture, we may require each holder of Series A Preferred Units to furnish information about such unitholder’s nationality, citizenship or related status or the nationality, citizenship or related status of any beneficial owner of such holder’s Series A Preferred Units. If a holder of Series A Preferred Units fails to furnish information about its nationality, citizenship or other related status within 30 days after a request for the information or we determine, with the advice of counsel, after receipt of the information that the holder of Series A Preferred Units is not an eligible citizen, we may redeem or require a transfer of the holder’s Series A Preferred Units. Pending such a transfer or redemption, the unitholder’s right to vote or receive distributions in respect of the Series A Preferred Units may be suspended.
Other Rights and Preferences
Other than as described above in the sections “Optional Redemption”, “Redemption Upon Tax or Rating Agency Event”, “Limited Call Right”, “Transfer Restrictions” and “Non-Citizen Assignee; Redemption”, the Series A Preferred Units have no sinking fund or redemption provisions or preemptive, conversion or exchange rights.

Description of the Series B Preferred Units
The following description of our Series B Preferred Units is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Operating Agreement, the Unit Designation of the Series B Preferred Units (“Series B Unit Designation”) and the form of Series B Preferred Units Certificate, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.11 is a part. We encourage you to read our Operating Agreement, the Unit Designation of the Series B Preferred Units and the form of Series B Preferred Units Certificate, for additional information. The Series B Preferred Units are traded on The New York Stock Exchange under the trading symbol, “OAK-B”.
General
On August 9, 2018, Oaktree issued 9,400,000 units of its Series B Preferred Units pursuant to a previously announced underwritten public offering. As of December 31, 2019, no such additional Series B Preferred Units have been authorized or issued.
Voting Rights
Except as indicated below, holders of the Series B Preferred Units will have no voting or approval rights.
If and whenever six quarterly distributions (whether or not consecutive) payable on the Series B Preferred Units have not been declared and paid (a “Series B Nonpayment”), the number of directors then constituting our board of directors will be increased by two and the holders of the Series B Preferred Units, voting together as a single class with the holders of any other series of parity units then outstanding upon which like voting rights have been conferred and are exercisable (any such other series, which for the avoidance of doubt includes the Series A Preferred Units, the “voting preferred units”) will have the right to elect these two additional directors at a meeting of the holders of the Series B Preferred Units and such other voting preferred units. When quarterly distributions have been declared and paid on the Series B Preferred Units and any other applicable voting preferred units for four consecutive quarters following any Series B Nonpayment, the right of the holders of the Series B Preferred Units and any other voting preferred units to elect these two additional directors will cease, the terms of office of these two directors will forthwith terminate and the number of directors constituting our board of directors will be reduced accordingly and, for purposes of determining whether a Series B Nonpayment has occurred, the number of quarterly distributions payable on the Series B Preferred Units that have not been declared and paid shall reset to zero. However, the right of the holders of the Series B Preferred Units and any other voting preferred units to elect two additional directors will again vest if and whenever a Series B Nonpayment occurs.
The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series B Preferred Units and all other series of voting preferred units, acting as a single class regardless of series, either at a meeting of unitholders or by written consent, is required in order:
    (i)    to amend, alter or repeal any provisions of our Operating Agreement relating to the Series B Preferred Units or other series of voting preferred units, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series B Preferred Units or other series of voting preferred units, unless in connection with any such amendment, alteration or repeal, each Series B Preferred Unit and any other voting preferred unit remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred units of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption thereof substantially similar to those of the Series B Preferred Units or any other series of voting preferred units, as the case may be, or
    (ii)    to authorize, create or increase the authorized amount of, any class or series of preferred units having rights senior to the Series B Preferred Units with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up, provided that in the case of clause (i) above, if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the classes or series of voting preferred units (including the Series B Preferred Units for this purpose), only the consent of the holders of at least two-thirds (66-2/3%) of the outstanding units of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds (66-2/3%) of the voting preferred units (including the Series B Preferred Units for this purpose) as a class.
The foregoing voting provisions will not apply with respect to the Series B Preferred Units if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, the Series B Preferred Units shall have been redeemed or proper notice of redemption of the Series B Preferred Units has been given and funds sufficient to pay the redemption price for all of the Series B Preferred Units have been set aside for payment pursuant to the terms of Oaktree’s Operating Agreement.
In addition, if at any time any person or group (other than OCGH or its affiliates, or a direct or subsequently approved transferee of OCGH or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of the Series B Preferred Units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when calculating required votes or for other similar purposes.
Liquidation Rights
If Oaktree liquidates, dissolves or winds up, then holders of the Series B Preferred Units outstanding at such time will be entitled to receive a payment out of Oaktree’s assets available for distribution to such holders equal to the sum of the $25.00 liquidation preference per Series B Preferred Unit and declared and unpaid distributions, if any, to, but excluding, the date Oaktree liquidates, dissolves or winds up (the “Series B Preferred Unit Liquidation Value”), to the extent that Oaktree has sufficient gross income (excluding any gross income attributable to the sale or exchange of capital assets) in the year of its liquidation, dissolution or winding up and in the prior years in which the Series B Preferred Units have been outstanding to ensure that each holder of Series B Preferred Units will have a capital account balance equal to the Series B Preferred Unit Liquidation Value.

The Series B Preferred Units rank equally with each other series of parity units, including Oaktree’s Series A Preferred Units.

Distribution Rights
When, as and if declared by the board of directors of Oaktree, distributions on the Series B Preferred Units will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2018, at a rate per annum equal to 6.550%. If any of those dates is not a business day, then distributions will be payable on the next succeeding business day. Distributions on the Series B Preferred Units are non-cumulative.
Subject to certain exceptions, unless distributions have been declared and paid or declared and set apart for payment on the Series B Preferred Units for a quarterly distribution period, during the remainder of that distribution period, Oaktree may not declare or pay or set apart payment for distributions on any Junior Units (as defined in the Series B Unit Designation) and Oaktree may not repurchase any Junior Units.
Optional Redemption
The Series B Preferred Units may be redeemed at Oaktree’s option, in whole or in part, at any time on or after September 15, 2023 at a price of $25.00 per Series B Preferred Unit, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions. Holders of Series B Preferred Units will have no right to require the redemption of the Series B Preferred Units.
If a Change of Control Event (as defined in the Series B Unit Designation) occurs prior to September 15, 2023, the Series B Preferred Units may be redeemed at Oaktree’s option, in whole but not in part, upon at least 30 days’ notice, within 60 days of the occurrence of such Change of Control Event at a price of $25.25 per Series B Preferred Unit, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions. If (i) a Change of Control Event occurs (whether before, on or after September 15, 2023) and (ii) Oaktree does not give notice prior to the 31st day following the Change of Control Event to redeem all the outstanding Series B Preferred Units, the distribution rate per annum on the Series B Preferred Units will increase by 5.00%, beginning on the 31st day following such Change of Control Event.
Redemption Upon Tax or Rating Agency Event
If a Series B Tax Event or a Rating Agency Event (each as defined in the Series B Unit Designation) occurs prior to September 15, 2023, the Series B Preferred Units may be redeemed at Oaktree’s option, in whole but not in part, upon at least 30 days’ notice, within 60 days of the occurrence of such Series B Tax Event or a Rating Agency Event, as applicable, at a price of $25.50 per Series B Preferred Unit, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions.
Limited Call Right

If at any time less than 10% of the then issued and outstanding units of any class or series (including the Series B Preferred Units), are held by unitholders other than our senior executives, their successors or entities directly or indirectly controlled by them, including OCGH, Oaktree will have the right, which we may assign in whole or in part to any of our affiliates, to acquire all, but not less than all, of the remaining units of the class or series held by such unitholders as of a record date to be selected by us, on at least ten but not more than 60 days’ notice. The purchase price in the event of this purchase will be the greater of:

•
the average daily closing price on the primary securities exchange on which units of such class or series are traded for the 20 business days preceding the date that is three days before the date the notice is mailed; and

•
the highest cash price paid by us or any of our affiliates for any unit of the class or series purchased within the 90 days preceding the date on which we first mail notice of our election to purchase those units.

As a result of our right to purchase outstanding units, a unitholder may have his or her units purchased at an undesirable time or price.
Transfer Restrictions
Transfers of our Series B Preferred Units may only occur in accordance with the procedures set forth in our Operating Agreement. Our Series B Preferred Units may not be transferred in any transaction that would:

•	violate then-applicable U.S. federal or state securities laws or regulations or any governmental authority with jurisdiction over the transfer;

•	terminate our existence or qualification under the laws of any jurisdiction;

•
cause us to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent that we are not already so treated or taxed); or

•	require us to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended.
To the fullest extent permitted by law, a purported transfer of Series B Preferred Units in violation of the restrictions set forth in our Operating Agreement will be null and void, and we will not be required to and will not recognize the transfer. In the event of a purported transfer prohibited by our Operating Agreement, we may, in our discretion, require that the purported transferor take steps to unwind, cancel or reverse the purported transaction. The purported transferee will have no rights or economic interest in the Series B Preferred Units. In addition, we may, in our discretion, redeem the Series B Preferred Units or cause the transfer of the Series B Preferred Units to a third party and distribute the proceeds of the sale (net of any expenses) to the purported transferor.
Non-Citizen Assignee; Redemption
If Oaktree or its affiliates are or become subject to federal, state or local laws or regulations that in its determination create a substantial risk of cancellation or forfeiture of any property in which Oaktree or its affiliate has an interest because of the nationality, citizenship or other related status of any holder of Series B Preferred Units, we may redeem the Series B Preferred Units held by that holder at their current market price. To avoid any cancellation or forfeiture, we may require each holder of Series B Preferred Units to furnish information about such unitholder’s nationality, citizenship or related status or the nationality, citizenship or related status of any beneficial owner of such holder’s Series B Preferred Units. If a holder of Series B Preferred Units fails to furnish information about its nationality, citizenship or other related status within 30 days after a request for the information or we determine, with the advice of counsel, after receipt of the information that the holder of Series B Preferred Units is not an eligible citizen, we may redeem or require a transfer of the holder’s Series B Preferred Units. Pending such a transfer or redemption, the unitholder’s right to vote or receive distributions in respect of the Series B Preferred Units may be suspended.
Other Rights and Preferences
Other than as described above in the sections “Optional Redemption”, “Redemption Upon Tax or Rating Agency Event”, “Limited Call Right”, “Transfer Restrictions” and “Non-Citizen Assignee; Redemption”, the Series B Preferred Units have no sinking fund or redemption provisions or preemptive, conversion or exchange rights.